Exhibit 99.1

FOR IMMEDIATE RELEASE                            Contacts:

                                                 Bill Chardavoyne
                                                 Chief Financial Officer
                                                 (310) 255-2229
                                                 bchardavoyne@activision.com
                                                 ---------------------------

                                                 Kristin Mulvihill Southey
                                                 VP, Investor Relations
                                                 (310) 255-2635
                                                 ksouthey@activision.com
                                                 ---------------------------

                                                 Maryanne Lataif
                                                 VP, Corporate Communications
                                                 (310) 255-2704
                                                 mlataif@activision.com
                                                 ----------------------------




                   ACTIVISION COMMENCES COMMON STOCK OFFERING

Santa Monica, CA - June 4, 2002 - Activision, Inc. (Nasdaq: ATVI) today announced a firm underwritten public offering of 7,500,000 shares of its common stock at a price to the public of $33.40 per share. All of the shares are being offered by the company. Goldman, Sachs & Co. will act as sole underwriter for the offering.


The company has granted Goldman, Sachs & Co. an over-allotment option to purchase up to an additional 750,000 shares of its common stock.


The company estimates that the net proceeds from the sale of its common stock in the offering will be approximately $247,825,000. Assuming the underwriter's over-allotment option is exercised in full, the company estimates that its net proceeds from the sale of the over-allotment shares will be approximately

$24,782,500. The company intends to use the net proceeds from the offering for general corporate purposes including among other things additions to working capital and the financing of capital expenditures, joint ventures and/or strategic acquisitions.


The shares will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.


Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment software products. Activision maintains operations in the U.S. Canada, the

United Kingdom, France, Germany, Japan, Australia and the Netherlands.


The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in the prospectus filed as part of the company's registration statement on Form S-3 (File No. 333-74460) filed with the Securities and Exchange Commission on December 4, 2001 and in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, which was filed with the Securities and Exchange Commission. Readers of this press release are referred to such filings.

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